Mail Stop 6010

      June 1, 2005



Mr. Juan M. Diaz
Vice President-Corporate Controller
O.I. Corporation
151 Graham Road, Box 9010
College Station, Texas  77842

	Re:	O.I. Corporation
		Form 10-K for the Year Ended December 31, 2004
      Form 10-Q for the Quarter Ended March 31, 2005
      File No. 000-06511


Dear Mr. Diaz:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.

	 							Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




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